Exhibit 99.1

September 17, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

AUGUST 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of August 31, 2008 served by J:COM’s 19 consolidated franchises reached approximately 2.90 million, up 289,600, or 11.1% since August 31, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.18 million, up 611,900 or 13.4% since August 31, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.79 as of August 31, 2008 from 1.75 since August 31, 2007. The cable television digital migration rate as of August 31, 2008 increased to 75% from 62% as of August 31, 2007.

Year-Over-Year Subscribing Household Comparisons *: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 19 franchises; 42 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of August 31, 2008	2,343,500	1,341,500	1,496,200	5,181,200	2,895,000
	Digital: 1,746,600
As of August 31, 2007	2,151,400	1,173,500	1,244,400	4,569,300	2,605,400
Net year-over-year increase	192,100	168,000	251,800	611,900	289,600
Net increase as percentage	8.9%	14.3%	20.2%	13.4%	11.1%

*	Fukuoka Cable Network Co., Ltd. (FCN), which has been the only equity-method affiliate among J:COM’s managed franchises, became a consolidated subsidiary of J:COM at the end of August 2008. As a result, the tables for the total managed franchises and for the total consolidated subsidiaries, which have been previously separately listed, have been merged into a single table above to reflect total consolidated subsidiaries. FCN had 114,300 subscribing households, 190,500 RGU total, 85,900 cable television RGU’s, of which 59,300 are digital RGU’s, 44,300 high-speed Internet access RGU’s and 60,300 telephony RGU’s (as of August 31, 2008), which are included in the above table.

About Jupiter Telecommunications Co., Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 19 consolidated subsidiaries (as of August 31, 2008) at the local level serving approximately 2.90 million subscribing households (as of August 31, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.54 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.